FIRST AMENDMENT
to the
AMERICAN ELECTRIC POWER EXECUTIVE SEVERANCE PLAN
(As Amended and Restated Effective July 15, 2024)

    This First Amendment to the American Electric Power Executive Severance Plan (the “Plan”) is signed pursuant to a determination of the Human Resources Committee of American Electric Power Company, Inc. (the “Committee”), adopted at its meeting held the 17th day of February, 2025. The Plan was initially adopted on January 15, 2014 and last amended and restated July 15, 2024.

Recitals

A.The Committee has authorized the issuance of Restricted Stock Unit (“RSU) Award Agreements that provide an opportunity for accelerated vesting for those participants who satisfy certain criteria to be considered retirement-eligible, entitling those participants to a prorated payout of shares notwithstanding their termination of employment prior to a specified Vesting Date, and

B.Compliance with Section 409A of the federal Internal Revenue Code may require that the prorated payout of those shares occur no earlier than 6 months following the participant’s termination of employment; and

C.This amendment to the Plan is intended to better assure compliance with that 6-month deferral feature of the implicated RSU Award Agreements.

Amendment

1.Section 5.1(b) of the Plan is hereby amended in its entirety to read as follows:

    (b)    Payment of Restricted Stock Unit Award Severance Benefits. The Restricted Stock Unit Award benefit described in Section 4.1(b) shall be satisfied by converting into a single share of AEP Common Stock each RSU (including each Granted RSU and each vested Dividend Equivalent RSU) that thereupon becomes vested. The shares of AEP Common Stock resulting from the conversion of the vested RSUs shall be delivered to the Participant or to an account set up for the Participant’s benefit with a broker/dealer designated by the Company (the “Broker/Dealer Account”) as soon as practicable on or after the last day of the sixth month after the Participant’s Termination Date; provided, however, if the Restricted Stock Unit Award Agreement does not define a Retirement Payout Date that is later than a defined Retirement Vesting Date, such RSUs shall be delivered to the Participant as soon as practicable on or after the earlier to occur of (a) the last day of the sixth month after the Participant’s Termination Date or (b) the first day of the third month after the calendar year in which falls the Participant’s Termination Date (but no later than the fifteenth day of that third month, or the immediately preceding business day of such broker-dealer, if that fifteenth day is not such a business day). AEP Common Stock and all Participants remain subject to all applicable legal and regulatory restrictions such as insider trading restrictions and black-out periods.

2.In all other respects, the terms of the Plan are ratified and confirmed.

Signed this 18th, day of February, 2025.

American Electric Power Company, Inc.
By
William Fehrman, Chief Executive Officer and President